                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                          TBA ENTERTAINMENT CORPORATION

                                    AS SELLER



                                       AND



                            VAIL SUMMIT RESORTS, INC.

                                  AS PURCHASER




                                  July 10, 1998

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE 1 - Purchase and Sale of Stock.....................................................  1
     1.1   Purchase and Sale of Stock......................................................  4
     1.2   Purchase Price..................................................................  1
     1.3   Closing.......................................................................... 3
     1.4   Further Action................................................................... 3

ARTICLE 2 - Representations and Warranties of Vail.......................................... 4
     2.1   Organization and Qualification................................................... 4
     2.2   Authority Relative to this Agreement............................................. 4
     2.3   Certain Corporate Matters........................................................ 4
     2.4   Broker's Fees.................................................................... 4
     2.5   Litigation....................................................................... 5
     2.6   Bankruptcy, Etc.................................................................. 5
     2.7   Disclosure....................................................................... 5

ARTICLE 3 - Representations and Warranties of TBA........................................... 5
     3.1   Organization, Qualification and Corporate Power.................................. 5
     3.2   Capitalization................................................................... 6
     3.3   Authorization of Transaction..................................................... 6
     3.4   Subsidiaries..................................................................... 7
     3.5   Financial Statements............................................................. 7
     3.6   Events Subsequent to Financial Statements........................................ 7
     3.7   Undisclosed Liabilities.......................................................... 9
     3.8   Tax Returns and Audits........................................................... 9
     3.9   Books and Records............................................................... 10
     3.10  Real Property................................................................... 10
     3.11  Tangible Property............................................................... 11
     3.12  Intellectual Property........................................................... 11
     3.13  Contracts....................................................................... 12
     3.14  Suppliers and Customers......................................................... 14
     3.15  Notes; Accounts Receivable; Inventory........................................... 14
     3.16  Powers of Attorney.............................................................. 14
     3.17  Insurance....................................................................... 14
     3.18  Litigation...................................................................... 14
     3.19  Employees....................................................................... 15
     3.20  Employee Benefit Plans.......................................................... 15
     3.21  Guarantees...................................................................... 16
     3.22  Legal Compliance................................................................ 16
     3.23  Broker's Fees................................................................... 16
     3.24  Condemnation.................................................................... 16
     3.25  Zoning.......................................................................... 16
     3.26  Bankruptcy, Etc................................................................. 17

                                TABLE OF CONTENTS
                                   (Continued)

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     3.27  Bank Accounts................................................................... 17
     3.28  Environmental................................................................... 17
     3.29  Disclosure...................................................................... 17
     3.30  Attachment of Disclosure Schedule and Exhibits.................................. 17

ARTICLE 4 - Conduct of Business Pending The Closing........................................ 18
     4.1   Conduct of Business Pending the Closing......................................... 18
     4.2   Lines of Business and Capital Expenditures...................................... 20
     4.3   Accounting Methods.............................................................. 20
     4.4   Other Actions................................................................... 20
     4.5   Notices, etc.....................................................................21

ARTICLE 5 - Additional Agreements.......................................................... 21
     5.1   Expenses........................................................................ 21
     5.2   Notification of Certain Matters................................................. 21
     5.3   Access to Information........................................................... 21
     5.4   Taking of Necessary Action...................................................... 21
     5.5   Press Releases.................................................................. 21
     5.6   Employee Matters................................................................ 21
     5.7   Tax and Financial Matters....................................................... 22
     5.8   Acknowledgment.................................................................. 22
     5.9   No Solicitation................................................................. 22
     5.10  Agreement by Vail to Contract with Avalon Entertainment Group, Inc.............. 23
     5.11  Section 338(h)(10) Election..................................................... 23

ARTICLE 6 - Conditions to Closing.......................................................... 23
     6.1   Conditions to Obligations of Each Party to Effect the Closing................... 23
     6.2   Additional Conditions to Vail's Obligations..................................... 24
     6.3   Additional Conditions to TBA's Obligations...................................... 25

ARTICLE 7 - Termination, Amendment and Waiver.............................................. 27
     7.1   Termination..................................................................... 27
     7.2   Amendment....................................................................... 27
     7.3   Waiver.......................................................................... 27
     7.4   Effect of Termination........................................................... 27

ARTICLE 8 - Indemnification................................................................ 28
     8.1   Indemnification................................................................. 28
     8.2   Limitations of Indemnification.................................................. 29
     8.3   Indemnification Procedures--Third Party Claims.................................. 29





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


                                TABLE OF CONTENTS
                                   (Continued)

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     8.4   Procedure for Indemnification--Other Claims,
           Indemnification Generally....................................................... 31
     8.5   Payment of Indemnification Obligation........................................... 31

ARTICLE 9 - As Is, Where Is................................................................ 31
     9.1   General......................................................................... 31
     9.2   Excluded Items.................................................................. 32

ARTICLE 10 - General Provisions............................................................ 32
     10.1  Survival of Representations and Warranties...................................... 32
     10.2  Specific Performance............................................................ 32
     10.3  Notices......................................................................... 32
     10.4  Interpretation.................................................................. 33
     10.5  Severability.................................................................... 33
     10.6  Miscellaneous................................................................... 34
     10.7  Counterparts.................................................................... 34
     10.8  Binding Effect.................................................................. 34


SCHEDULE 1        Disclosure Schedule

EXHIBIT A Form of Escrow Agreement
EXHIBIT B Form of Opinion of Counsel to TBA
EXHIBIT C Form of Opinion of Counsel to Vail
EXHIBIT D Form of East West Purchase Agreement

                           PURCHASE AND SALE AGREEMENT


        This PURCHASE AND SALE AGREEMENT, dated as of July 10, 1998 (this "Agreement"), is by and between TBA ENTERTAINMENT CORPORATION, a Delaware corporation ("TBA"), and VAIL SUMMIT RESORTS, INC., a Colorado corporation ("Vail").

                                    RECITALS

        WHEREAS, TBA owns one hundred percent (100%) of the issued and outstanding capital stock (the "Stock") of (i) The Village at Breckenridge Acquisition Corp., Inc., a Tennessee corporation ("VAB"), and (ii) Property Management Acquisition Corp., Inc., a Tennessee corporation ("Manager");

        WHEREAS, TBA desires to sell the Stock to Vail, and Vail desires to purchase the Stock from TBA, on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF STOCK

        1.1 Purchase and Sale of Stock. Subject to the terms and conditions of and in reliance upon the representations and warranties set forth in this Agreement, TBA agrees to sell, assign, transfer and deliver to Vail and Vail agrees to purchase from TBA, the Stock, free and clear of all security interests, liens, charges and other encumbrances and claims of any nature whatsoever ("Liens"). The sale of the Stock by TBA to Vail shall be referred to as the "Acquisition."

        1.2 Purchase Price. The Stock shall be sold by TBA and shall be purchased by Vail for an aggregate purchase price (the "Purchase Price") equal to $34,000,000, and shall be paid or delivered as follows:

               (a) At the Closing (as hereinafter defined), Vail shall pay to the holders of the indebtedness herebelow listed (collectively, the "Mortgage Indebtedness") the outstanding principal balance and all accrued and unpaid interest on the Mortgage Indebtedness, to wit:

                      (i) Security Bank Debt. That certain Amended and Restated
               Promissory Note (as amended, the "Security Bank Note") dated November 4, 1997, executed by VAB, payable to the order of Security Bank of Kansas City, a Kansas banking corporation ("Security Bank") in the stated principal amount of $19,803,000.00,



PURCHASE AGREEMENT - PAGE 1
               which Security Bank Note is secured by, among other documents,
               (a) that certain Amended and Restated Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing, dated as of November 4, 1997, executed by VAB to the Public Trustee of Summit County, Colorado, for the benefit of Security Bank, recorded in the office of the Recorder of Summit County, Colorado (the "Recorder") on November 10, 1997 as Reception No. 551631, (b) that certain Amended and Restated Assignment of Leases, Rents, Contracts and Sale Proceeds, dated as of November 4, 1997, executed by VAB to Security Bank, recorded in the office of the Recorder on November 10, 1997 as Reception No. 551632, (c) that certain Amended and Restated Assignment of Management Contracts and Security Agreement, dated as of November 4, 1997, executed by Manager to Security Bank, and (d) that certain Security Agreement (FF&E, Room Rentals, etc.), dated as of November 4, 1997, executed by VAB and Security Bank;

                      (ii) Carryback Debt. (a) That certain Village Wraparound
               Promissory Note (Security Bank) dated December 21, 1994, executed by Ibex Breckenridge Partners, Ltd. and Oklawaha Farms, Inc. (collectively, "Prior Owner") and payable to the order of Breckenville Partnership, L.P., a Missouri limited partnership ("Breckenville"), in the original principal amount of $12,521,294.78, secured by, among others, that certain Village Wraparound Deed of Trust to Public Trustee, Security Agreement, Financing Statement and Assignment of Rents and Leases given by Prior Owner to the Public Trustee of Summit County, Colorado, as trustee for Breckenville, dated December 21, 1994 and recorded on December 23, 1994 in the office of the Recorder as Reception No. 483243, and (b) that certain BML Wraparound Promissory Note (Boatmen's), dated December 21, 1994, executed by Prior Owner, payable to the order of Breckenville Management Corp. ("BMC") in the original principal amount of $1,869,185.50, secured by, among others, that certain BML Wraparound Deed of Trust to Public Trustee, Security Agreement, Financing Statement and Assignment of Rents and Leases given by Prior Owner to the Public Trustee of Summit County, Colorado, as trustee for BMC, dated December 21, 1994 and recorded on December 23, 1994 in the office of the Recorder as Reception No. 483244;

                      (iii) That certain Promissory Note dated December 23,
               1997, executed by Manager, payable to the order of Security Bank, in the stated principal amount of $280,000.00.

               (b) At the Closing, Vail shall deliver to an escrow agent mutually acceptable to TBA and Vail (the "Escrow Agent") by wire transfer to one or more accounts designated in writing by the Escrow Agent cash in an amount equal to Three Million Dollars ($3,000,000) (the "Escrow Consideration") which Escrow Consideration shall be governed by the terms of an Escrow Agreement (herein so called) in the form attached hereto as Exhibit A to be executed by Vail, TBA and the Escrow Agent as of the Closing Date; and

               (c) The balance of the Purchase Price (i.e., $34,000,000 less the sum of (a) and (b)) shall be paid in cash by Vail to TBA at the Closing by wire transfer to one or more



PURCHASE AGREEMENT - PAGE 2
        accounts designated in writing by TBA to Vail prior to the Closing Date (the "Closing Date Cash Consideration").

               (d) TBA and Vail agree that within 45 days following the Closing Date, Vail shall cause its independent accountants to prepare, audit and deliver to TBA a balance sheet of each of VAB and Manager as of the Closing Date (the "Closing Date Balance Sheet"), which Closing Date Balance Sheet shall be prepared in a manner consistent with the preparation of the Financial Statements (as defined in Section 3.5). TBA shall have 10 days to review the Closing Date Balance Sheet and provide any comments to Vail. Vail and TBA shall mutually resolve any disputes with respect to the preparation of the Closing Date Balance Sheet. In the event that Vail and TBA are unable to resolve such disputes, the parties agree to be bound by the determination of Arthur Andersen LLP. To the extent that the aggregate current liabilities exceed the aggregate current assets (as such terms are defined under generally accepted accounting principles) of VAB and Manager (the "Excess Shortfall Amount"), TBA shall pay to Vail the Excess Shortfall Amount within 10 days of the delivery of the Closing Date Balance Sheet. In addition, Vail shall reimburse TBA for the amount of capital expenditures paid or incurred by VAB and Manager during the months of June and July 1998.

        1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Brownstein Hyatt Farber & Strickland, P.C., 410 Seventeenth Street, 22nd Floor, Denver, Colorado 80202 on August 5, 1998 or as soon as reasonably practicable thereafter as the conditions set forth in Article 6 have been satisfied or waived (the "Closing Date"). At the Closing:

               (a) Vail will (i) pay to the holders of the Mortgage Indebtedness the outstanding principal balance and all accrued and unpaid interest on the Mortgage Indebtedness, (ii) pay to TBA the Closing Date Cash Consideration by wire transfer of immediately available funds, (iii) pay to the Escrow Agent the Escrow Consideration by wire transfer of immediately available funds, and (iv) execute and deliver to TBA and the Escrow Agent such other documents and instruments required to be executed and delivered by Vail under the terms of this Agreement; and

               (b) TBA will deliver to Vail (i) certificates representing the Stock (duly endorsed for transfer and accompanied by stock powers executed in blank), (ii) an affidavit from TBA pursuant to the Foreign Investment in Real Property Tax Act, (iii) resignations of the officers and directors of each of VAB and Manager, (iv) the corporate minute books for each of VAB and Manager, and (v) such other documents and instruments required to be delivered by TBA and the Escrow Agent under the terms of this Agreement.

        1.4 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Vail with full right, title and possession and all rights, privileges and immunities with respect to the Stock, TBA shall take all such action.



PURCHASE AGREEMENT - PAGE 3

                                    ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF VAIL

        Vail hereby represents and warrants to TBA as follows as of the date hereof and as of the Closing Date:

        2.1 Organization and Qualification. Vail has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Colorado and has the requisite corporate power to carry on its business as now conducted.

        2.2 Authority Relative to this Agreement. Vail has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Vail and the consummation by Vail of the transactions contemplated hereby have been duly authorized by the Board of Directors of Vail and no other corporate proceedings on the part of Vail are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Vail and constitutes the valid and binding obligation of Vail enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by Vail, the performance by Vail of its obligations hereunder or the consummation of the transactions contemplated hereby by Vail will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of Vail under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Vail is a party or by which Vail or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed or those that would not have a material adverse effect on Vail's ability to consummate the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Vail for the consummation by Vail of the transactions contemplated by this Agreement.

        2.3 Certain Corporate Matters. Vail is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a materially adverse effect on Vail and its subsidiaries, taken as a whole. Vail has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. Vail has delivered to TBA true, accurate and complete copies of its charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement.

        2.4 Broker's Fees. Neither Vail nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or



PURCHASE AGREEMENT - PAGE 4
commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction.

        2.5 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation pending or, to the best of Vail's knowledge, threatened against Vail which would impair the ability of Vail to consummate the transactions contemplated by this Agreement.

        2.6 Bankruptcy, Etc. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by Vail or pending against Vail, or to the best of Vail's knowledge, threatened against Vail.

        2.7 Disclosure. The representations and warranties and statements of fact made by Vail in this Agreement and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete at the Closing and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF TBA

        Except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto as Schedule 1 and incorporated herein by this reference (the "Disclosure Schedule"), as such Disclosure Schedule is amended pursuant to Section 3.30 hereof, TBA hereby represents and warrants to Vail as follows as of the date hereof and as of the Closing Date.

        3.1 Organization, Qualification and Corporate Power. Each of TBA, VAB and Manager is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified or where a failure to be so qualified would have a material adverse effect on its business, assets, properties, results of operations, condition (financial or otherwise) or prospects or the ability of TBA to consummate the transactions contemplated hereby (a "Material Adverse Effect"). Each of TBA, VAB and Manager has delivered to Vail true, accurate and complete copies of its charter and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and Boards of Directors of each of TBA, VAB and Manager and the stock certificate books and the stock record books of each of TBA, VAB and Manager are complete and correct in all material respects. The stock record books of VAB and Manager and the shareholder list of VAB and Manager are complete and correct in all respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of capital stock of VAB and Manager and all other outstanding securities issued by VAB and Manager. All material corporate actions taken by each of TBA, VAB and Manager since formation have been duly authorized and/or subsequently



PURCHASE AGREEMENT - PAGE 5
ratified as necessary. None of TBA, VAB or Manager is in default under or in violation of any provision of its charter or bylaws. None of TBA, VAB or Manager is in default or in violation of any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject. The books of account of VAB and Manager are complete and correct in all material respects and there have been no material transactions involving the business of VAB and Manager which properly should have been set forth in those books and which are not accurately so set forth. No consent of any person or entity is or will be required for TBA to sell the Stock to Vail pursuant to this Agreement which consent has not been obtained and set forth in Section 3.1 of the Disclosure Schedule.

        3.2 Capitalization. VAB's entire authorized capital stock consist of 10,000 shares of no par value common stock (the "VAB Common Shares") of which 1,000 shares are issued and outstanding and 1,000 shares will be issued and outstanding immediately prior to the Closing. Manager's entire authorized capital stock consists of 10,000 shares of no par value common stock (the "Manager Common Shares") of which 1,000 shares are issued and outstanding and 1,000 shares will be issued and outstanding immediately prior to the Closing. The VAB Common Shares and the Manager Common Shares may hereinafter be collectively referred to as the "Common Shares." All of the issued and outstanding Common Shares have been and, as of the Closing Date, will be duly authorized and are and, as of the Closing Date, will be validly issued, fully paid and nonassessable and have not been and, as of the Closing Date, will not be issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which either VAB or Manager is a party or which are binding upon either VAB or Manager providing for the issuance or transfer by either VAB or Manager of additional shares of their respective capital stock and neither VAB nor Manager has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements, or commitments based upon the book value, income or other attribute of either VAB or Manager. There are no voting trusts or any other agreements or understandings with respect to the voting of either VAB's or Manager's capital stock. On consummation of the Acquisition, Vail will own one hundred percent (100%) of the equity interests in each of VAB and Manager and neither VAB nor Manager will have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase their capital stock or any stock or securities convertible into or exchangeable for their capital stock. All capital stock, options, warrants, and other securities issued by VAB and Manager were issued in compliance, in all respects, with all applicable federal and state securities laws. At the time of the Closing, TBA will own, beneficially and of record, the Common Shares free and clear of any Liens. Upon consummation of the Acquisition in accordance with the terms of this Agreement, Vail will acquire the Common Shares free and clear of any Liens.

        3.3 Authorization of Transaction. This Agreement has been duly executed and delivered by TBA and constitutes the valid and binding obligation of TBA, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by TBA, the performance by TBA of its obligations hereunder or the consummation of the transactions contemplated hereby by TBA will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or



PURCHASE AGREEMENT - PAGE 6
an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of any of TBA, VAB or Manager under any of their respective governing documents, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which TBA, VAB or Manager is a party or by which TBA, VAB or Manager or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in
Section 3.3 of the Disclosure Schedule, except for consents, approvals and filings relating to the change in the control of A Travel Company. No notice to, filing with or authorization, consent or approval of any public body or authority is necessary for the consummation by TBA of the transactions contemplated by this Agreement, except those that have already been given, obtained or filed, all as set forth in Section 3.3 of the Disclosure Schedule.

        3.4 Subsidiaries. Neither VAB nor Manager owns nor is obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

        3.5 Financial Statements. TBA has delivered to Vail (a) unaudited balance sheets and unaudited statements of operations for the aggregate operations of VAB and Manager for the years ended December 31, 1996 and 1997,
(b) an unaudited balance sheet for the aggregate operations of VAB and Manager as of May 31, 1998, and (c) unaudited statements of operations for the aggregate operations of VAB and Manager for the five (5) months ended May 31, 1998 (collectively, the "Financial Statements"). The Financial Statements present fairly the aggregate financial condition of VAB and Manager as of such dates and the results of their operations for such periods, have been prepared in accordance with generally accepted accounting principles consistently applied, have been prepared from and are consistent with the books and records of VAB and Manager, and include all adjustments, consisting of normal accruals which the management of VAB and Manager believe is necessary for a presentation of the financial condition of VAB and Manager. Except as set forth in Section 3.5 of the Disclosure Schedule, since December 31, 1997 there has been no significant change in any accounting (including tax accounting) policies, practices or procedures of VAB or Manager.

        3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements or in Section 3.6 of the Disclosure Schedule, since December 31, 1997, there has not been:

               (a)    any Material Adverse Effect on either VAB or Manager;

               (b) any sale, lease, transfer, license or assignment of any material assets, tangible or intangible, of either VAB or Manager, other than in the ordinary course of business;

               (c) any material damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of either VAB or Manager;

               (d) any declaration or setting aside or payment of any distribution with respect to the Stock;



PURCHASE AGREEMENT - PAGE 7

               (e) any mortgage or pledge of, or subjection to any lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of either VAB or Manager (other than liens arising by operation of law which secure obligations which are not yet due and payable);

               (f) any incurrence of indebtedness or liability or assumption of obligations by either VAB or Manager other than (i) those incurred in the ordinary course of business and (ii) those which do not exceed $100,000 in the aggregate;

               (g) any cancellation or compromise by either VAB or Manager of any material debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

               (h) any waiver or release by either VAB or Manager of any right of any material value;

               (i) any sale, assignment, transfer or grant by either VAB or Manager of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights or with respect to any know-how or other intangible assets;

               (j) any material arrangement, agreement or undertaking entered into by either VAB or Manager not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of either VAB or Manager, other than in the ordinary course of business;

               (k) any change made or authorized in the charter or bylaws of either VAB or Manager;

                (l) any issuance, sale or other disposition by either VAB or Manager of shares of its capital stock or other equity securities or interests, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of capital stock or other equity securities or interests;

               (m) any loan to or other transaction with TBA, any affiliate of TBA, or any officer, director, shareholder, employee or consultant of any of TBA, any affiliate of TBA, VAB or Manager giving rise to any claim or right of any of TBA, any affiliate of TBA, VAB or Manager against any such person or of such person against any of TBA, any affiliate of TBA, VAB or Manager;

               (n) any payment to or other transaction with TBA, any affiliate of TBA, or any officer, director, shareholder, employee or consultant of any of TBA, any affiliate of TBA, VAB or Manager involving an amount in excess of $10,000, individually or in the aggregate, other than the payment of monthly compensation consistent with customary practice;

               (o) any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument to which VAB or



PURCHASE AGREEMENT - PAGE 8

        Manager is a party or by which they are bound so as to affect, materially and adversely, the properties or business of VAB or Manager; or

               (p) any commitment to do any of the foregoing or any other material transaction or commitment entered into other than in the ordinary course of business by VAB and Manager.

        3.7 Undisclosed Liabilities. Neither VAB nor Manager has any material liability or obligation whatsoever, known or unknown, either accrued, absolute, contingent or otherwise, except to the extent shown on the face of the Financial Statements or incurred in the normal and ordinary course of business since January 1, 1998. Neither VAB nor Manager is indebted, directly or indirectly, to any person which is an officer, director, or shareholder of VAB or Manager or any affiliate of any such person any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director or shareholder or affiliate is indebted to VAB or Manager, except for advances made to employees of VAB or Manager in the ordinary course of business to meet reimbursable business expenses anticipated to being incurred by such obligor.

        3.8 Tax Returns and Audits. For purposes of this Section 3.8, the term "Group" shall mean, individually and collectively, (i) VAB, (ii) Manager, (iii) TBA, and (iv) any corporation or other entity for which either VAB or Manager may be liable for taxes incurred by such corporation or other entity. The taxable year of the Group ends December 31. The Group has duly and timely filed or caused to be filed all tax returns (the "Tax Returns") required to be filed on behalf of itself and has paid in full all taxes, interest, penalties, assessments and deficiencies due or claimed to be due on behalf of itself to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Such Tax Returns are correct in all material respects, and the Group is not required to pay any other taxes for such periods except as shown in such Tax Returns. The income tax returns filed by the Group have not been, and are not being, to the knowledge of TBA, examined by the Internal Revenue Service or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of the Group may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of VAB and Manager. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the properties of VAB or Manager, nor are there any pending or threatened examinations or tax claims asserted. The Group has not granted any extensions of limitation periods applicable to tax claims. Except in jurisdictions in which the Group voluntarily files tax returns, no claim has ever been made by a taxing authority that the Group is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by the Group since January 1, 1996, have been, with respect to federal and state income tax returns, delivered to Vail (and with respect to non-income tax returns have been made available to Vail), and the same are listed in Section 3.8 of the Disclosure Schedule. Neither VAB nor Manager is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. Neither VAB nor Manager is a party to any agreement that has resulted or would result in the payment of any "excess



PURCHASE AGREEMENT - PAGE 9
parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Group has not granted any extensions of limitation periods applicable to tax claims or filed a consent under Section 341(f) of the Code relating to collapsible corporations. Neither VAB nor Manager is a United States real property holding corporation as defined in Section 897 of the Code. All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. TBA is not a foreign person within the meaning of Section 1445(b)(2) of the Code. None of the assets and properties of either VAB or Manager is an asset or property that Vail or any of its affiliates is or will be required to treat as being (i) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to either VAB or Manager or any assets thereof. Neither VAB nor Manager has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, neither VAB nor Manager has applications pending with any taxing authority requesting permission for any changes in any accounting method, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor. Neither VAB nor Manager has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. VAB and Manager have duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

        3.9 Books and Records. The general ledgers and books of account of VAB and Manager are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations in all material respects.

        3.10 Real Property. Set forth in Section 3.10 of the Disclosure Schedule is a complete and accurate list and a brief description of all real property owned or leased by or from VAB or Manager. With respect to each lease so set forth: (a) the lease has been validly executed and delivered by VAB or Manager, as applicable, and, to the knowledge of TBA, by the other party or parties thereto and is in full force and effect; (b) neither VAB nor Manager, as applicable, and, to the knowledge of TBA, any other party to the lease is in material breach or default, and no event has occurred on the part of VAB or Manager, as applicable, or, to the knowledge of TBA, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the consummation of the Acquisition; (d) neither VAB nor Manager, as applicable, has repudiated and, to the knowledge of TBA, no other party to the lease has repudiated any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.



PURCHASE AGREEMENT - PAGE 10

        3.11 Tangible Property. Each of VAB and Manager has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, free and clear of all Liens other than those Liens to be released at Closing or as disclosed on Section 3.11 of the Disclosure Schedule. None of the assets located at the real property disclosed on Schedule 3.10 are owned by TBA or any of its affiliates other than VAB and Manager.

        3.12   Intellectual Property.

               (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of intellectual property owned by VAB and Manager including all patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of VAB and Manager and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                        (i) VAB or Manager, as applicable, is the sole and
               exclusive owner and has the sole and exclusive right to use the item in the conduct of its business;

                       (ii) no proceedings have been instituted, are pending or
               to TBA's knowledge are threatened which challenge the validity, enforceability, use or ownership thereof;

                      (iii) to the knowledge of TBA, the item (A) does not
               infringe upon or otherwise violate the rights of others, (B) is not being infringed upon by others and (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                       (iv) no license, sublicense or agreement pertaining to
               the item has been granted by VAB or Manager, as applicable;

                        (v) VAB or Manager, as applicable, has not received any
               charge of interference or infringement with respect to the item;

                       (vi) except in the ordinary course of business, VAB or
               Manager, as applicable, has not agreed to indemnify any person or entity for or against any infringement with respect to the item;

                      (vii) the transactions contemplated by this Agreement will have no adverse effect on the right, title and interest of VAB or Manager, as applicable, in the item; and

                     (viii) VAB or Manager, as applicable, has taken all steps
               which are commercially reasonable to protect the rights set forth in Section 3.12(a) of the Disclosure Schedule and will continue to use commercially reasonable efforts to maintain those rights prior to the Closing Date so as to not materially adversely affect the validity or enforcement of such rights.



PURCHASE AGREEMENT - PAGE 11

               (b) Section 3.12(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets, mask works or technology of others which VAB or Manager practices or uses that are material to VAB or Manager. With respect to each such item of intellectual property:

                      (i) any license agreement covering the item is a valid and binding agreement and is in full force and effect;

                      (ii) no event has occurred which constitutes a breach of
               such license agreement, VAB or Manager, as applicable, has not repudiated and, to the knowledge of TBA, no other party thereto has repudiated any provision thereof and there are no disputes, oral arrangements or delayed payment programs in effect as to any such license agreement;

                      (iii) TBA has supplied Vail with a true and complete copy
               of any such license agreement;

                      (iv) the transactions contemplated by this Agreement will
               have no material adverse effect on the ability of VAB or Manager, as applicable, to continue using or practicing each such item; and

                      (v) TBA is not aware of any claim that the exercise of the rights granted to VAB or Manager, as applicable, with respect to such item infringes upon the intellectual property rights of any third party.

               (c) To the knowledge of TBA, neither VAB nor Manager has infringed, misappropriated or otherwise violated any intellectual property rights of any third party. TBA is not aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of VAB and Manager as now conducted or as presently proposed to be conducted.

               (d) VAB and Manager have taken commercially reasonable security measures to protect the security, confidentiality and value of all the material Intellectual Property owned by them.

        3.13 Contracts. Section 3.13 of the Disclosure Schedule sets for a true and correct list of all contracts, leases, licenses or other instruments, agreements or binding commitments of VAB or Manager ("Contracts"), whether or not in written form which provide for or fall within any of the following categories (collectively, the "Material Contracts"):

               (a) all management contracts to which Manager or VAB is a party;

               (b) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $10,000.00 per annum;



PURCHASE AGREEMENT - PAGE 12

               (c) any contract for the purchase or sale of personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $10,000.00;

               (d) any joint venture or partnership agreement;

               (e) any agreement or instrument under which VAB or Manager is or may become indebted for borrowed money , the issuance of any letter of credit or the guaranty of another person's indebtedness or Contracts of suretyship or relating to the repurchase of any goods or assets;

               (f) any Contract limiting, restricting or prohibiting either VAB or Manager from conducting its business anywhere in the United States or elsewhere in the world;

               (g) contracts of employment or for the retention of consultants or the furnishing of services by any third party;

               (h) contracts which indemnify any other person or which provide for charitable contributions or which are in the nature of a severance agreement;

               (i) contracts granting, or consenting to the existence of, any Lien in favor of any person;

               (j) contracts granting to any person a right of first refusal, first offer, option or similar preferential right to purchase or acquire any of its assets, properties, securities or other equity;

               (k) contracts with TBA or any affiliate of TBA;

               (l) any other contract in which the consequences of a default or termination could reasonably be expected to have a materially adverse effect on the financial condition of VAB or Manager or on the prospects or the conduct of the business of VAB or Manager;

               (m) any standard form of license agreement; and

               (n) any other contract or arrangement not entered into in the ordinary course of business.

All Material Contracts listed in Section 3.13 of the Disclosure Schedule are valid and binding agreements. Neither VAB nor Manager is and, to the knowledge of TBA, no other party is in breach or default, and no event has occurred on the part of VAB or Manager or, to the knowledge of TBA, on the part of any other party to any such Material Contract which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such Material Contracts will be terminated or modified by the consummation of the Acquisition. True and correct copies of each of the Material Contracts (together will all amendments thereto) have been made available to Vail. Neither VAB nor Manager is a party to any verbal contract or



PURCHASE AGREEMENT - PAGE 13
arrangement which, if reduced to written form, would be required to be listed in
Section 3.13 of the Disclosure Schedule under the terms of subsections (a)-(n) of this Section 3.13.

        3.14 Suppliers and Customers. Section 3.14 of the Disclosure Schedule is a true and correct list of all suppliers to whom either VAB or Manager made payments during the year ended December 31, 1997, in excess of one percent of their respective gross revenues as reflected in the Financial Statements for such year and all customers of either VAB or Manager that paid, during the fiscal year ended December 31, 1997, more than five percent of the gross revenues of either VAB or Manager as reflected in the Financial Statements for such year. Since December 31, 1997, no customer listed in Schedule 3.14 has notified either VAB or Manager that it will substantially decrease or cease doing business with either VAB or Manager.

        3.15 Notes; Accounts Receivable; Inventory. As of the Closing Date, all notes payable to and accounts receivable of VAB and Manager will be properly reflected on their books and records and will be valid receivables subject to no setoffs or counterclaims and all inventory of VAB and Manager is fairly valued and will be saleable in the ordinary course of business (subject to ordinary spoilage and any merchandise bearing the "Wyndham" name or logo, which must be disposed of in accordance to the Wyndham Hotel Franchise Agreement dated February 1, 1996 (the "Wyndham Hotel Franchise Agreement") should the Wyndham Hotel Franchise Agreement be terminated).

        3.16 Powers of Attorney. There are no outstanding powers of attorney or similar instruments executed by either VAB or Manager.

        3.17 Insurance. VAB and Manager are insured under the policies listed in
Section 3.17 of the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Neither TBA, VAB nor Manager has received or has knowledge of any notice or request from any insurance company or the Board of Fire Underwriters (or similar organization) requiring the performance of any work or canceling or threatening to cancel any of the insurance policies. Since May 1, 1996, neither VAB nor Manager has been denied any insurance coverage for which it has requested.

        3.18 Litigation. Section 3.18 of the Disclosure Schedule sets forth any instances in which (a) VAB or Manager is a party as a defendant in any actions, suits, proceedings (including arbitration or alternative dispute proceedings), claims or governmental investigations (each, an "action") or where, to the knowledge of TBA, any such action is threatened, (b) either VAB or Manager is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against either VAB or Manager; or (c) either VAB or Manager is a plaintiff in any action, domestic or foreign, judicial or administrative, or any such action exists in which a counterclaim against either VAB or Manager is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in Section 3.18 of the Disclosure Schedule could result in any Material Adverse Effect of either VAB or Manager. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting either VAB or Manager or to which either VAB or



PURCHASE AGREEMENT - PAGE 14

Manager is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against either VAB or Manager.

        3.19 Employees. Section 3.19 of the Disclosure Schedule sets forth and TBA has made available to Vail true and complete copies of any written employment agreements or offer letters for employees of VAB or Manager, including those which by their terms may not be terminated by either VAB or Manager at will or which grant severance payments. Neither VAB nor Manager has entered into any similar oral employment agreements. Neither VAB nor Manager is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by either VAB or Manager to any officer, director or employee of either VAB or Manager (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to either VAB or Manager or any guarantees by either VAB or Manager of any loan or obligation of any nature to which any such person is a party. To the knowledge of TBA, VAB and Manager have complied in all material respects with all laws and regulations which relate to the employment of labor, employee civil rights, equal employment opportunities, workers' compensation, unemployment compensation and laws and regulations under the Occupational Safety and Health Act, and neither VAB nor Manager have received notice from any governmental authority alleging violation of any such laws and regulations. During the last two years, neither VAB nor Manager have been the subject of any charge or complaint of unfair labor practice, employment discrimination or similar matters, and to the knowledge of TBA, no such charge or complaint is pending or threatened.

        3.20 Employee Benefit Plans. Section 3.20 of the Disclosure Schedule sets forth and TBA has made available to Vail true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements, (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by either VAB or Manager or to which either VAB or Manager is a party or otherwise is bound ("Employee Benefit Plans") and (e) any Determination Letter(s) from the Internal Revenue Service which have been received by VAB and Manager with respect to Employee Benefit Plans. With respect to the Employee Benefit Plans listed in
Section 3.20 of the Disclosure Schedule, TBA has made available to Vail true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports and (iii) all documents filed with the Internal Revenue Service or the Department of Labor since December 31, 1994. All Employee Benefit Plans and related trusts listed in Section 3.20 of the Disclosure Schedule and maintained or contributed to by VAB and Manager or with respect to which VAB and Manager now have or have ever had any liability or potential liability comply in form and in operation with all material requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. All required reports with respect to such plans required by applicable law have been filed and all contributions or payments presently anticipated hereunder have been made or properly accrued. No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. None of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or employees of either VAB or Manager is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related



PURCHASE AGREEMENT - PAGE 15
matter (other than routine claims in the ordinary course of business), and to the knowledge of TBA, there have been no prohibited transactions as described in
Section 406 of ERISA or as defined in Section 4975 of the Code with respect to any such plan. Neither VAB, Manager nor TBA has ever maintained or contributed to, or otherwise had any liability, direct or indirect, with respect to a plan subject to the provisions of Title IV of ERISA. To the knowledge of TBA, neither VAB, Manager, TBA, employees of VAB or Manager, nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject VAB, Manager, TBA, employees of VAB or Manager to liability under ERISA or any applicable law. The execution and performance of the transactions contemplated by this Agreement shall not constitute an event under any of the Employee Benefit Plans under which Vail may incur a liability that will result in any payment (whether severance pay or otherwise) acceleration, vesting or increase in benefits with respect to any employees of VAB, Manager and/or TBA.

        3.21 Guarantees. Neither VAB nor Manager is a guarantor or otherwise liable for any material indebtedness of any other person, firm or corporation.

        3.22 Legal Compliance. To the knowledge of TBA, VAB, Manager and the officers, directors and employees of VAB and Manager (the individuals only in their capacities as representatives of VAB and Manager) have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof (including those relating to the hiring of employees), and no claim has been filed against VAB or Manager alleging a violation of any such laws or regulations. To the knowledge of TBA, VAB and Manager hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective business as presently conducted or proposed to be conducted, each of which shall be unaffected by the transactions contemplated hereby.

        3.23 Broker's Fees. Except for commissions or fees due to CIBC Oppenheimer Corp. and Wheat First Securities, neither TBA, VAB or Manager nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction. The fees of CBIC Oppenheimer and Wheat First Securities shall be paid by TBA.

        3.24 Condemnation. To the knowledge of TBA, there are no pending or threatened condemnation or eminent domain proceedings which would affect any of the real property owned by VAB or Manager.

        3.25 Zoning. Neither VAB nor Manager is currently making and will not, between the date of this Agreement and the Closing Date, make any application for a change in the zoning or use of any of the real property owned by VAB or Manager; provided, however, Vail hereby acknowledges that East West Partners, Ltd. has heretofore made a presentation to the Town of Breckenridge in regard to a potential request for rezoning of portions of the real property owned by VAB.



PURCHASE AGREEMENT - PAGE 16

        3.26 Bankruptcy, Etc. To the knowledge of TBA, there are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by either VAB or Manager or pending against either VAB or Manager or threatened against either VAB or Manager.

        3.27 Bank Accounts. Section 3.27 of the Disclosure Schedule sets for a true and complete list of each bank account of either VAB or Manager and the persons entitled to draw thereon.

        3.28 Environmental. Neither VAB nor Manager has received any written notice from any governmental entity or regulatory authority or any other person alleging that either of them is not in material compliance with any Environmental Law and, except as set forth in Section 3.28 of the Disclosure Schedule, neither of them have any actual knowledge of any material violation by VAB or Manager of any Environmental Law. For purposes hereof, "Environmental Law" means any and all current federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, policies, guidance documents, judgments, decrees, injunctions, or agreements with any governmental entity or regulatory authority, relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or release of hazardous substances as in effect on the date hereof.

        3.29 Disclosure. The representations and warranties and statements of fact made by TBA in this Agreement, in the Disclosure Schedule and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete in all material respects on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete in all material respects at the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

        3.30 Attachment of Disclosure Schedule and Exhibits. Each of VAB and Vail acknowledge that the Disclosure Schedule and the Exhibits contemplated by this Agreement were not prepared and in final form on the date of execution of this Agreement by TBA and Vail. Each of TBA and Vail agree to negotiate in good faith the final form of the Disclosure Schedule and the Exhibits contemplated by this Agreement and have such Disclosure Schedule and Exhibits attached hereto prior to the Closing Date. In furtherance of such agreement, TBA shall deliver to Vail proposed versions of the Disclosure Schedule and the Exhibits by 5:00 p.m., Denver, Colorado time, on Thursday, July 23, 1998. Vail shall have until 5:00 p.m., Denver, Colorado time on Monday, July 27, 1998, to review and approve such proposed form of Disclosure Schedule and Exhibits. Failure of Vail to respond by 5:00 p.m., Denver, Colorado time on July 27, 1998, shall constitute approval thereof. If Vail objects to the form of Disclosure Schedule or the Exhibits, Vail shall have the right in its sole and absolute discretion to terminate this Agreement upon written notice to TBA delivered by 5:00 p.m., Denver, Colorado time, on July 27, 1998. In the event Vail notifies TBA of its desire to terminate this Agreement as provided herein, TBA shall have until 5:00 p.m., Denver, Colorado time, on Wednesday, July 29, 1998, to agree to a revised Disclosure Schedule and/or revised Exhibits in satisfaction of Vail's objection thereof. If TBA does not revise the objectionable portions of the Disclosure Schedule and/or Exhibits prior to 5:00 p.m., Denver, Colorado time, on Wednesday, July 29, 1998, then Vail shall in writing either elect to proceed to close the transactions contemplated herein without change to the Disclosure Schedule and/or Exhibits or to terminate this



PURCHASE AGREEMENT - PAGE 17

Agreement. If TBA does not deliver proposed versions of the Disclosure Schedule and Exhibits by 5:00 p.m., Denver, Colorado time, on Thursday, July 23, 1998, Vail shall have the right in its sole and absolute discretion to terminate this Agreement by providing written notice of such election to TBA. With respect to the Escrow Agreement to be attached as Exhibit A hereto, the parties acknowledge and agree that the Escrow Consideration will be provided from the net proceeds of the Purchase Price. Although the terms of the Escrow Agreement shall control, it is the intent of the parties that such amount shall be paid to TBA in the event that the real property the subject of the East West Purchase Agreement (or an amendment thereof) is conveyed to Main Street Station Breckenridge LLC or its assigns or to one or more of its affiliates, and to Vail in the event that such conveyance of real property does not occur. Interest on the Escrow Consideration shall be paid to the party to whom the Escrow Consideration is paid.

                                    ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE CLOSING

        4.1 Conduct of Business Pending the Closing. TBA covenants and agrees that, prior to the Closing, unless Vail shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

               (a) Each of VAB and Manager shall conduct its business and operations, including its cash management practices, the collection of receivables, maintenance of facilities, payment of payables, and performance under Contracts only in the usual and ordinary course of business and consistent with past custom and practice in all material respects;

               (b) VAB and Manager shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any material portion of its assets, except in the ordinary course of business; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock provided, however, each of VAB and Manager shall be allowed to distribute cash with respect to shares of its capital stock in an amount equal to one hundred percent (100%) of its net income for the period beginning January 1, 1998 and ending on the Closing Date, provided further that the amount of such distribution may in no event exceed the amount of contributions made by TBA to VAB and Manager during such period, and provided further, neither TBA nor Manager have made nor shall make any distributions to TBA for the period beginning May 31, 1998 and ending on the Closing Date; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities;
        (v) create any subsidiaries; (vi) pay any fee to TBA or its affiliates; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);

               (c) Neither VAB nor Manager shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation,



PURCHASE AGREEMENT - PAGE 18
        partnership or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

               (d) Neither VAB nor Manager shall, except as contemplated in
        Section 4.1(b) hereof (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to any officer or director of either VAB or Manager; or (ii) with respect to their respective employees, take any action other than in the ordinary course of business and consistent in all material respects with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on January 1, 1998;

               (e) Neither VAB nor Manager shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

               (f) Each of VAB and Manager shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

               (g) Each of VAB and Manager shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, contracts, licenses, permits and franchises relating to its business, keep available the services of its employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report on a regular and frequent basis, at reasonable times, to representatives of Vail regarding operational matters and the general status of ongoing operations; (iii) use commercially reasonable efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made in this Agreement untrue in any material respect at any time prior to the Closing Date if then made; and (iv) notify Vail of any emergency or other change in the normal course of business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of either VAB or Manager, or to the ability of TBA or Vail to consummate the transactions contemplated by this Agreement;

               (h) TBA shall deliver to Vail promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to



PURCHASE AGREEMENT - PAGE 19
        which either VAB or Manager is a party or any other material adverse event or circumstance affecting either VAB or Manager (including the filing of any material litigation against either VAB or Manager or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), and what actions VAB or Manager, as applicable, has taken and proposes to take with respect thereto;

               (i) Each of VAB and Manager shall use commercially reasonable efforts to maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain in all material respects its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

               (j) Each of VAB and Manager shall use commercially reasonable efforts to maintain in full force and effect the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer software, data and documentation and other proprietary rights, which it uses or owns;

               (k) Each of VAB and Manager shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes;

               (l) Neither VAB nor Manager shall incur any indebtedness for borrowed money;

               (m) Each of VAB and Manager shall pay, discharge or satisfy before it is due any claim or liability; and

               (n) Neither VAB nor Manager shall make any capital expenditures or non-budgeted operating expenditures without the prior written approval of Vail.

        4.2 Lines of Business and Capital Expenditures. Unless approved in writing by Vail, TBA covenants that it will not permit either VAB or Manager to
(a) enter into any new lines of business; (b) change their investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures or non-budgeted operating expenditures, obligations or liabilities in connection therewith.

        4.3 Accounting Methods. Unless approved in writing by Vail, TBA covenants that neither VAB nor Manager will change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in by Arthur Andersen LLP.

        4.4 Other Actions. Unless approved in writing by Vail, TBA covenants that neither VAB nor Manager will take any action that would or might reasonably be expected to result in any of the representations and warranties of TBA set forth in this Agreement (including those set forth in Section 3.6) becoming untrue in any material respect after the date hereof or any of the conditions to the Acquisition set forth in Article 6 of this Agreement not being satisfied.



PURCHASE AGREEMENT - PAGE 20

        4.5 Notices, etc. For purposes of this Article 4, all notices, deliveries and/or requests for consents from TBA to Vail shall be addressed to Vail at the address set forth in Section 10.3 hereof and addressed to Alex Iskenderian, Esq.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

        5.1 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

        5.2 Notification of Certain Matters. Each party shall give prompt notice to the other of (a) the occurrence or failure to occur of any event, which occurrence or failure could reasonably be expected to result in a Material Adverse Effect, and (b) any failure of such party, or any employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

        5.3 Access to Information. From the date hereof to the Closing Date, TBA shall, and shall cause VAB, Manager and their respective officers, directors, employees and agents to, afford the officers, employees, agents and representatives of the other party hereto complete access at all reasonable times to themselves and to such officers, employees and agents and their properties, books and records (all such access to be arranged through the respective officers of corporate parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.

        5.4 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, TBA and Vail shall use their commercially reasonable efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this Section 5.4.

        5.5 Press Releases. TBA and Vail shall approve the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 5.5 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

        5.6 Employee Matters. TBA and Vail agree that all employees of VAB and Manager immediately prior to the Closing shall be employed by VAB and Manager immediately after the Closing, it being understood that Vail shall not have any obligations to continue employing such



PURCHASE AGREEMENT - PAGE 21
employees for any length of time or at any level of pay for any length of time thereafter, except as set forth in binding agreements of employment as disclosed in Section 3.19 of the Disclosure Schedules.

        5.7 Tax and Financial Matters. From and after the Closing, TBA, on the one hand, and Vail, on the other hand, shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, tax returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (1) for the preparation by either of them of any tax returns, elections, consents or certificates required to be prepared and filed by such parties or by VAB or Manager or (2) in connection with any audit or proceeding relating to taxes relating to the assets of VAB or Manager. Vail agrees to retain all books and records with respect to tax matters pertinent to VAB or Manager relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. None of the parties hereto shall cause an election to be made, an accounting for tax purposes to be adopted, or a position to be taken on any tax return, or in any tax proceeding, that is inconsistent with the provisions of this Agreement. In addition, as custodian of the books and records of VAB and Manager as of the Closing Date, Vail, or its authorized representatives, shall be responsible for closing such books and records as of the Closing Date for state and federal income tax and financial reporting purposes. TBA and Vail shall cooperate fully with each other in connection with such closing and Vail shall make available to TBA all financial and income tax data, statements, reports and information relating to such closing of the books and records as of the Closing Date.

        5.8 Acknowledgment. Vail hereby acknowledges the existence of that certain Purchase and Sale Agreement, dated as of July 10, 1998, by and between VAB, as seller, and Main Street Station Breckenridge LLC, as purchaser, relating to the sale by VAB of the Bell Tower Mall, Chalets and Development Site, each as defined in said Purchase and Sale Agreement (the "East West Purchase Agreement"), a copy of which is attached hereto as Exhibit "D". Vail further acknowledges that it is acquiring the Stock subject to VAB's obligations under the East West Purchase Agreement. Vail hereby further acknowledges that it has been advised that East West Partners, Ltd. ("East West"), an affiliate of Main Street Station Breckenridge LLC, has heretofore asserted certain claims, actions and/or causes of action against TBA and VAB concerning certain purported obligations, responsibilities and liabilities of TBA and/or VAB to East West with respect to the proposed redevelopment of certain of the real property assets owned by VAB. Vail further hereby acknowledges that it has been advised that TBA and VAB deny such claims and likewise deny the existence of any binding obligations, responsibilities or liabilities of TBA and VAB to East West with respect to any such proposed redevelopment, other than as are specifically set forth in the East West Purchase Agreement. The East West Purchase Agreement has not been amended or modified.

        5.9 No Solicitation. Except as set forth in Section 5.8, prior to the Closing, none of TBA, VAB, Manager or any of their respective affiliates will, directly or indirectly (including, without limitation, through bankers, investment bankers, attorneys or agents), solicit, initiate, facilitate or encourage (including, without limitation, by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to the sale of all or



PURCHASE AGREEMENT - PAGE 22
substantially all of the assets of either VAB or Manager, any merger, consolidation or other business combination involving VAB or Manager (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any person (other than Vail and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction.

        5.10 Agreement by Vail to Contract with Avalon Entertainment Group, Inc. For the three (3) year period following the Closing Date (which three-year period shall automatically terminate if TBA no longer owns more than 50% of the outstanding equity interests of Avalon Entertainment Group, Inc. ("AEGI")), and subject to Vail's continued satisfaction with the services provided by AEGI, Vail and Vail's affiliates agree to use for their own account, and to refer customers and clients whenever possible, the corporate entertainment services offered by AEGI, an affiliate of TBA. Should the volume of corporate entertainment services at the Village at Breckenridge Resort and/or other properties owned by Vail in the State of Colorado justify onsite corporate entertainment services personnel, TBA shall cause AEGI to place a full-time account executive at the Village at Breckenridge Resort or other comparable location in an office provided by Vail. Such onsite employee will work with Vail's convention sales director and other sales personnel to assist in the provision of entertainment, meeting and event production. In consideration for contracting with AEGI for such corporate entertainment and related services, TBA will cause AEGI to pay to Vail twenty percent (20%) of the net production profit realized by AEGI on all programs produced by AEGI at facilities owned by Vail and its affiliates. In addition, Vail and TBA agree to negotiate in good faith with respect to the development by TBA of entertainment marketing programs, consisting primarily of live television specials and other programming opportunities, at resort properties owned by Vail and its affiliates.

        5.11 Section 338(h)(10) Election. If requested by Vail, Vail and TBA shall jointly elect to treat the Acquisition as a "qualified stock purchase" within the meaning of section 338 of the Code and shall timely prepare and file with the Internal Revenue Service a section 338(h)(10) election on Form 8023. TBA acknowledges that TBA is responsible for the payment of any taxes resulting from such election.

                                    ARTICLE 6

                              CONDITIONS TO CLOSING

        6.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby; and

               (b) no action, suit, investigation, inquiry or other proceeding by any governmental entity or any other person shall have been instituted or threatened which (i) could reasonably be expected to result in a Material Adverse Effect or could reasonably



PURCHASE AGREEMENT - PAGE 23
        be expected to materially impair, hinder or adversely affect the ability of TBA or Vail to consummate the transactions contemplated hereby; (ii) arises out of or relates to this Agreement or the transactions contemplated hereby; or (iii) questions the validity hereof or transactions contemplated hereby or seeks to obtain substantial damages in respect thereof.

        6.2 Additional Conditions to Vail's Obligations. The obligations of Vail to effect the Acquisition are subject to the satisfaction of the following conditions on or before the Closing Date:

               (a) The representations and warranties set forth in Article 3 of this Agreement will be true and correct in all material respects (other than for those representations and warranties which by their terms are qualified by materiality which shall be true and correct in all respects) as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

               (b) TBA shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant to be performed and complied with by TBA under this Agreement prior to the Closing Date, including, without limitation, all of its agreements contained in Articles 4 and 5 of this Agreement;

               (c) Except as otherwise disclosed on the Disclosure Schedule, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for Vail to own the Stock or to prevent a breach of or a default under or a termination of any agreement material to VAB or Manager to which VAB or Manager is a party or to which any material portion of the assets of VAB or Manager is subject, will have been obtained;

               (d) Vail shall have received from VAB (at TBA's expense) endorsement number 107.3 to the Owner's Title Policy, number LTH961138 issued by Old Republic National Title (the "Title Company") to VAB, dated April 29, 1996, indicating that, since the date of issuance of such Title Policy, there has been no change in the state of title and no exceptions to the coverage of the Title Policy not theretofore approved by Vail and increasing the aggregate amount of the insurance to the Purchase Price hereunder;

               (e) Vail shall have received from Winstead Sechrest & Minick P.C., counsel to TBA, an opinion addressed to Vail, dated the Closing Date and substantially in the form of Exhibit B attached hereto;

               (f) Vail shall have received from Wyatt, Tarrant & Combs, special Tennessee counsel to VAB and Manager, an opinion addressed to Vail, dated the Closing Date, opining as to the due incorporation of each of VAB and Manager under the laws of the State of Tennessee;

               (g) On the Closing Date, TBA, Vail and the Escrow Agent shall execute and deliver the Escrow Agreement;



PURCHASE AGREEMENT - PAGE 24

               (h) On the Closing Date, TBA shall have delivered to Vail the following:

                      (i) a good standing or comparable certificate for each of
               TBA, VAB and Manager from its respective jurisdiction of incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the financial condition, results of operations or business of VAB and Manager, dated as of a recent date prior to the Closing Date;

                      (ii) copies of all third party (including, without
               limitation, the consent of Wyndham Hotel Company, Ltd. under the Wyndham Hotel Franchise Agreement ) and governmental consents (or other evidence satisfactory to Vail) that TBA is required to obtain in order to effect the transactions contemplated by this Agreement;

                      (iii) a copy of the charter or other incorporation
               document of each of TBA, VAB and Manager certified by the Secretary of State of each such corporation's respective jurisdiction of incorporation;

                      (iv) certified copies of the resolutions duly adopted by
               TBA's Board of Directors approving the Acquisition and authorizing the execution, delivery and performance of this Agreement;

                      (v) certificates evidencing the Stock duly endorsed for
                transfer;

                      (vi) an affidavit from TBA pursuant to the Foreign
               Investment in Real Property Tax Act;

                      (vii) resignations of the officers and directors of each
                VAB and Manager;

                      (viii) the corporate minute books for each of VAB and
                Manager;

                      (ix) a certificate executed on behalf of TBA by its Chief
               Executive Officer stating that the conditions set forth in Sections 6.2(a) through 6.2(d) of this Agreement have been satisfied; and

                      (x) such other documents as Vail may reasonably request in connection with the transactions contemplated hereby.

               (i) All proceedings to be taken by TBA in connection with the consummation of the Acquisition at the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by TBA in connection with the Acquisition and the other transactions contemplated hereby will be reasonably satisfactory in form and substance to Vail.

        6.3 Additional Conditions to TBA's Obligations. The obligations of TBA to effect the Acquisition are subject to the satisfaction of the following conditions on or before the Closing Date;



PURCHASE AGREEMENT - PAGE 25

               (a) The representations and warranties set forth in Article 2 of this Agreement will be true and correct in all material respects (other than for those representations and warranties which by their terms are qualified by materiality which shall be true and correct in all respects) as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

               (b) Vail shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant required to be performed and complied with by Vail under this Agreement prior to the Closing Date, including, without limitation, all of its agreements contained in Article 5 of this Agreement;

               (c) TBA shall have received from Brownstein Hyatt Farber & Strickland, P.C., counsel to Vail, an opinion addressed to TBA, dated the Closing Date and substantially in the form of Exhibit C attached hereto;

               (d) TBA shall have received from the Office of the General Counsel of Vail an opinion addressed to TBA, dated the Closing Date, opining as to the due incorporation of Vail under the laws of the State of Colorado;

               (e) On the Closing Date, TBA, Vail and the Escrow Agent shall execute and deliver the Escrow Agreement;

               (f) On the Closing Date, TBA shall receive so-called "payoff letters" or similar statements from the holders of the Mortgage Indebtedness (as defined in Section 1.2(a) hereof) together with appropriate releases in recordable form acceptable to TBA of all deeds of trust and related documents of record (if any) securing such Mortgage Indebtedness, which releases shall be furnished at closing to the Title Company for recording and filing in the applicable real property records.

               (g) On the Closing Date, Vail will have delivered to TBA the following:

                      (i) certified copies of the resolutions duly adopted by
               Vail's Board of Directors approving the Acquisition and authorizing the execution, delivery and performance of this Agreement;

                      (ii) a good standing or comparable certificate for Vail
               from the Secretaries of State of the States of Delaware and Colorado, dated as of a recent date prior to the Closing Date;

                      (iii) copies of all third party and governmental or
               regulatory consents (or other evidence satisfactory to TBA) that Vail is required to obtain in order to effect the transactions contemplated by this Agreement;

                      (iv) copies of Vail's Certificate of Incorporation
               certified by the Secretary of State of the State of Colorado;



PURCHASE AGREEMENT - PAGE 26

                      (v) a certificate executed on behalf of Vail by its
               President stating that the conditions set forth in Sections 6.3(a) through 6.3(c) of this Agreement have been satisfied; and

                      (vi) such other documents as TBA may reasonably request in connection with the transactions contemplated hereby.

               (h) All proceedings to be taken by Vail in connection with the consummation of the Acquisition and all documents required to be delivered by Vail in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to TBA.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon the occurrence of any of the following:

               (a) by mutual consent of the Boards of Directors of TBA and Vail;

               (b) by either Vail or TBA if the Closing shall not have been consummated by August 1, 1998 and provided that the party seeking termination is not then in willful breach of any representation, warranty or agreement in this Agreement;

               (c) by Vail if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of TBA with respect to its representations, warranties and covenants set forth in this Agreement and any such breach or failure could reasonably result in damages to Vail in excess of $100,000; and

               (d) by TBA if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of Vail with respect to its representations, warranties and covenants set forth in this Agreement and any such breach or failure could reasonably result in damages to TBA in excess of $100,000.

        7.2 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

        7.3 Waiver. At any time prior to the Closing Date, (a) Vail may (i) extend the time for the performance of any of the obligations or other acts of TBA or (ii) waive compliance with any of the agreements of TBA or with any conditions to its own obligations, and (b) TBA may (i) extend the time for the performance of any of the obligations or other acts of Vail or (ii) waive compliance with any of the agreements of Vail or with any conditions to its own obligations in each case only to the extent such obligations, agreements and conditions are intended for their benefit.

        7.4 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement shall become void and there shall be no liability or further obligation on the part of


PURCHASE AGREEMENT - PAGE 27
any party hereto or any of their respective members, shareholders, officers or directors, except (a) that nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement and (b) the provisions of Sections 5.1 and 5.5 and any confidentiality agreements by and between TBA and Vail will survive such termination.

                                    ARTICLE 8

                                 INDEMNIFICATION

        8.1 Indemnification.

               (a) By TBA. TBA shall, indemnify and hold harmless Vail and its directors, officers, employees, affiliates, subsidiaries and agents (collectively, the "Vail Indemnified Parties"), at all times from and after the Closing Date, against and in respect of Damages arising from or relating to: (i) any breach of any of the representations or warranties made by TBA in this Agreement (without regard to any materiality or Material Adverse Effect qualification contained therein),
        (ii) any breach of the covenants and agreements made by TBA in this Agreement, the Escrow Agreement or in any of the other documents executed and delivered by TBA on the Closing Date, (iii) VAB's indemnity obligations to Main Street Station Breckenridge LLC under Section 11.3 of the East West Purchase Agreement (other than Section 11.3(iii)) in the form attached hereto as Exhibit "D", but only to the extent such indemnity obligation arises with respect to matters or conditions existing on or prior to the Closing Date of this Agreement, (iv) any liability for taxes for any period ending prior to the Closing Date, and
        (v) the Excluded Liabilities.

               (b) By Vail. Vail shall indemnify and hold harmless TBA and its directors, officers, employees, affiliates, subsidiaries and agents (collectively, the "TBA Indemnified Parties") at all times from and after the Closing Date against and in respect of Damages arising from or relating to: (i) any breach of any of the representations or warranties made by Vail in this Agreement; and (ii) any breach of the covenants and agreements made by Vail in this Agreement, the Escrow Agreement or in any of the other documents executed and delivered by Vail on the Closing Date.

               (c) For purposes of this Agreement, "Damages" means any and all liabilities, losses, damages (including, without limitation, consequential damages and punitive damages), costs, penalties, fines and expenses (including, without limitation, interest charges, costs of investigation and the reasonable fees and disbursements of attorneys and other professionals and experts), imposed upon or incurred, directly or indirectly, by any Indemnified Party, which in any way relates to or arises from any claim, demand, investigation, action, arbitration or other proceeding.

               (d) For purposes hereof, "Excluded Liabilities" means any and all liabilities and obligations of VAB and Manager other than those (i) set forth on the Financial Statements, (ii) which have arisen in the ordinary course of business since the date of the Financial Statements and which do not otherwise constitute a breach of this Agreement, or
        (iii) which are disclosed on the face of the Disclosure Schedules.



PURCHASE AGREEMENT - PAGE 28

        8.2 Limitations of Indemnity. In no event shall a claim for indemnification be made or be otherwise payable under Section 8.1(a)(i) or
(b)(i), as the case may be, unless the aggregate amount of all Losses suffered by the Vail Indemnified Parties or the TBA Indemnified Parties, as the case may be, exceed (other than in the case of Damages for taxes or a breach of Section 3.2) $100,000 in the aggregate (in which event only the amount in excess of such amount shall be payable). In no event shall the aggregate liability of TBA under Sections 8.1(a)(i) and (v) exceed $7,000,000 in the aggregate. In no event shall the aggregate liability of Vail under Section 8.1(b)(i) exceed $7,000,000 in the aggregate.

        8.3    Indemnification Procedures--Third Party Claims.

               (a) The rights and obligations of a party claiming a right to indemnification hereunder (each an "Indemnitee") from a party to this Agreement (each an "Indemnitor") in any way relating to a third party claim shall be governed by the following provisions of this Section 8.3:

                      (i) The Indemnitee shall give prompt written notice to the
               Indemnitor of the commencement of any claim, action, suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a "Notice of Claim"). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and/or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor's ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

                      (ii) In the event that an Indemnitee furnishes an
               Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article 8 and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such thirty (30) day period. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable



PURCHASE AGREEMENT - PAGE 29
               assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

                      (iii) The Indemnitee or the Indemnitor, as the case may
               be, who is controlling the defense of the action, suit, proceeding or claim, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 8.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitee may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

               (b) The Indemnitor shall not make or enter into any settlement of any claim, action, suit or proceeding which Indemnitor has undertaken to defend, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Damages, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a material adverse effect on the Indemnitee or the Indemnitee's reputation or prospects.



PURCHASE AGREEMENT - PAGE 30

               (c) Any claim for indemnification that may be made under more than one subsection under Section 8.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

        8.4 Procedure for Indemnification -- Other Claims, Indemnification Generally A claim for indemnification for any matter not relating to a third-party claim may be asserted by notice directly by the Indemnitee to the Indemnitor.

        8.5 Payment of Indemnification Obligation. All indemnification by TBA or Vail hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability.


                                    ARTICLE 9

                                 AS IS, WHERE IS

        9.1 GENERAL. VAIL HEREBY EXPRESSLY ACKNOWLEDGES THAT IT HAS OR WILL HAVE, PRIOR TO THE CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE REAL PROPERTY AND REAL PROPERTY IMPROVEMENTS OWNED BY VAB (COLLECTIVELY, THE "PROPERTY") TO THE EXTENT DEEMED NECESSARY BY VAIL IN ORDER TO ENABLE VAIL TO EVALUATE THE PROPERTY. VAIL REPRESENTS THAT VAIL IS A KNOWLEDGEABLE PURCHASER OF DEVELOPMENTS SUCH AS THE PROPERTY, EXCEPT AS PROVIDED IN SECTION 9.2, AND THAT VAIL IS RELYING SOLELY ON VAIL'S OWN EXPERTISE AND THAT OF VAIL'S CONSULTANTS, AND THAT VAIL WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME, AND, UPON CLOSING, EXCEPT AS PROVIDED IN
SECTION 9.2, SHALL ASSUME THE RISK OF ANY ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, THAT MAY NOT HAVE BEEN REVEALED BY VAIL'S INSPECTIONS AND INVESTIGATIONS. EXCEPT AS PROVIDED IN
SECTION 9.2, VAIL FURTHER ACKNOWLEDGES AND AGREES THAT VAIL IS ACQUIRING THE PROPERTY UPON PURCHASE OF THE STOCK ON AN AS IS, WHERE IS AND WITH ALL FAULTS BASIS, WITHOUT REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE. VAIL HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS, WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY HAVE BEEN DEEMED TO HAVE BEEN MADE OR GIVEN, BY TBA, VAB OR MANAGER WITH RESPECT TO THE PROPERTY. EXCEPT AS PROVIDED IN SECTION 9.2, VAIL HEREBY ASSUMES ALL RISKS AND LIABILITY (AND AGREES THAT TBA, VAB AND MANAGER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, PUNITIVE, CONSEQUENTIAL, EXEMPLARY OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF THE PROPERTY.


PURCHASE AGREEMENT - PAGE 31

        9.2 EXCLUDED ITEMS. NOTWITHSTANDING ANY SEEMING CONTRADICTION, IT IS AGREED AND UNDERSTOOD THAT THE PROVISIONS OF THIS ARTICLE 9 ARE LIMITED SO AS NOT TO BE CONSTRUED AS DIMINISHING OR NEGATING TBA'S RESPONSIBILITY FOR ANY REPRESENTATIONS , WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT OR THE ESCROW AGREEMENT (BUT ONLY TO THE EXTENT EXPRESSLY PROVIDED AND SUBJECT TO THE LIMITATIONS THEREIN SET FORTH AND FOR THE DURATION THEREIN STATED).

                                   ARTICLE 10

                               GENERAL PROVISIONS

        10.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing for a period of eighteen (18) months. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning tax or Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations and the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 and the first sentence of 3.11 shall not terminate. Any litigation arising out of or attributable to a breach of any representation or warranty contained herein must be commenced within the applicable period described above. If not commenced within the applicable period, any such claim will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered.

        10.2 Specific Performance. TBA and Vail understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of TBA and Vail to consummate the Acquisition, that the Acquisition is a unique business opportunity for TBA and Vail and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, without limiting any other rights of TBA or Vail, TBA and Vail agree that Vail shall be entitled to obtain specific performance by TBA of every such covenant and undertaking contained herein to be performed by TBA and that TBA shall be entitled to obtain specific performance from Vail of each and every covenant and undertaking herein contained to be observed or performed by Vail.

        10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, to the party to whom the same is so delivered or sent at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)    if to TBA:

                    TBA Entertainment Corporation
                    402 Heritage Plantation Way
                    Hickory Valley, Tennessee   38042
                    Attention:  Thomas J. Weaver III
                    Telecopy:   (901) 764-6107



PURCHASE AGREEMENT - PAGE 32
                    with a copy to:

                    Winstead Sechrest & Minick P.C.
                    5400 Renaissance Tower
                    1201 Elm Street
                    Dallas, Texas  75270
                    Attention:   Randall E. Roberts, Esq.
                    Telecopy:    (214) 745-5390

             (b)    if to Vail:

                    Vail Associates, Inc.
                    Attn: Mr. Adam M. Aron
                    Chairman and Chief Executive Officer
                    137 Benchmark Road
                    Avon, Colorado 81620
                    Telecopy:    (970) 845-2543

                    with a copy to:

                    Brownstein Hyatt Farber & Strickland, P.C.
                    410 Seventeenth Street, 22nd Floor
                    Denver, Colorado 80202
                    Attention: Steven S. Siegel, Esq.

                    Telecopy:    (303) 623-1956

                    and

                    Alex Iskenderian, Esq.
                    Vail Resorts Development Company
                    137 Benchmark Road
                    Avon, Colorado 81620
                    Telecopy:    (970) 845-2555

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of the business day of actual receipt, and overnight courier notices shall be deemed delivered one business day after the date of sending.

        10.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

        10.5 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way



PURCHASE AGREEMENT - PAGE 33
be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

        10.6 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof. Courts within the State of Colorado will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts.

        10.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

        10.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and, if applicable, permitted assigns.


           [REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]



PURCHASE AGREEMENT - PAGE 34

                               PURCHASE AGREEMENT

                                 Signature Page

        IN WITNESS WHEREOF, TBA and Vail have caused this Agreement to be executed on the date first written above.

                                       TBA ENTERTAINMENT CORPORATION



                                       /s/ Thomas Jackson Weaver III
                                       -----------------------------------------
                                       By:  Thomas Jackson Weaver III
                                       Its: Chief Executive Officer



                                       VAIL SUMMIT RESORTS, INC.



                                       /s/ Andrew P. Dally
                                       -----------------------------------------
                                       By:  Andrew P. Dally
                                       Its: President






PURCHASE AGREEMENT - PAGE 35

                                   SCHEDULE 1

                               DISCLOSURE SCHEDULE

                                    EXHIBIT A

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT B

                        FORM OF OPINION TO COUNSEL TO TBA

                                    EXHIBIT C

                       FORM OF OPINION OF COUNSEL TO VAIL

                                    EXHIBIT D

                      FORM OF EAST WEST PURCHASE AGREEMENT